Exhibit 4(b)

                        SUB-INVESTMENT ADVISORY AGREEMENT

      AGREEMENT dated December 31, 2008, between BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor"), and BlackRock International Limited, a corporation organized under the laws of Scotland (the "Sub-Advisor").

      WHEREAS, the Advisor has agreed to furnish investment advisory services to the separate series set forth in Exhibit A (each a "Series"), of Global Financial Services Master LLC, a Delaware statutory trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Advisor wishes to retain the Sub-Advisor to provide it with certain sub-advisory services as described below in connection with Advisor's advisory activities on behalf of the Series;

      WHEREAS, the advisory agreement between the Advisor and the Trust, dated September 29, 2006 (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the "Advisory Agreement") contemplates that the Advisor may sub-contract investment advisory services with respect to the Series to a sub-advisor pursuant to a sub-advisory agreement agreeable to the Trust and approved in accordance with the provisions of the 1940 Act; and

      WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

      1. Appointment. The Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Series and the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Services Authority of the United Kingdom and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client.

      2. Services of the Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Advisor and the direction and control of the Trust's Board of Trustees, the Sub-Advisor will perform certain of the day-to-day operations of the Series, which may include one or more of the following services, at the request of the Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Series as the Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Series and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Series; (b) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Series; (c) providing investment research and credit analysis concerning the Series' investments, (d) assist the Advisor in determining what portion of the Series' assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Series, and (f) maintaining the books and records as are required to support Series investment operations. At the request of the Advisor, the Sub-Advisor will also, subject to the oversight and supervision of the Advisor and the direction and control of the Trust's Board of Trustees, provide to the Advisor or the Series any of the facilities and equipment and perform any of the services described in Section 3 of the Advisory Agreement. In addition, the Sub-Advisor will keep the Series and the Advisor informed of developments materially affecting the Series and shall, on its own initiative, furnish to the Series from time to time whatever information the Sub-Advisor believes appropriate for this purpose. The Sub-Advisor will periodically communicate to the Advisor, at such times as the Advisor may direct, information concerning the purchase and sale of securities for the Series, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale is effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Advisor may reasonably require for purposes of fulfilling its obligations to the Series under the Advisory Agreement. The Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Series' investment objectives, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Series' Prospectus and Statement of Additional Information and the resolutions of the Trust's Board of Trustees.

      3. Covenants. (a) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act") and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC"); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time;
(iv) the investment objectives and policies of the Series as set forth in its Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of the Trustees of the Trust and


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

            (b) In addition, the Sub-Advisor will:

                  (i) place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. A summary of the Sub-Advisor's Order Execution Policy accompanies this Agreement. The Advisor hereby confirms that it has read and understood this. In particular, the Advisor agrees that the Sub-Advisor may trade outside of the regulated market or multilateral trading facility. In placing orders, the Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Series and other clients of the Advisor or the Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Sub-Advisor to the Series and their other clients and that the total commissions is reasonable in relation to the benefits to the Series over the long-term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Advisor may select brokers and dealers with which it or the Trust is affiliated;

                  (ii) maintain books and records with respect to the Series'
            securities transactions and will render to the Advisor and the Trust's Board of Trustees such periodic and special reports as they may request;

                  (iii) maintain a policy and practice of conducting its
            investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Advisor makes investment recommendations for the Series, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Series' account are customers of the commercial department of its affiliates; and

                  (iv) treat confidentially and as proprietary information of the Series all records and other information relative to the Series, and the Series' prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the

            Series, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Series.

      4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

      5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Advisor).

      6. Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred by the Sub-Advisor in connection with its duties hereunder; provided that the Board of Trustees of the Trust may approve reimbursement to the Sub-Advisor of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Series operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Advisor who devote substantial time to the Series operations or the operations of other investment companies advised or sub-advised by the Sub-Advisor.

      7. Compensation.

            (a) The Advisor agrees to pay to the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.


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

            (b) For purposes of this Agreement, the net assets of the Series shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Series' assets or delegating such calculations to third parties.

      8. Indemnity.

            (a) The Trust may, in the discretion of the Board of Trustees of the Trust, indemnify the Sub-Advisor, and each of the Sub-Advisor's directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-Advisor's request as director, officer, partner, member, trustee or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Trust furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Trust and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.

            (b) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee undertaking, (B) the Series shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

            (c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

      The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

      9. Limitation on Liability. The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Series in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this
Section 9, the term "Sub-Advisor" shall include any affiliates of the Sub-Advisor performing services for the Series contemplated hereby and partners, directors, officers and employees of the Sub-Advisor and such affiliates.

      10. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Series as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Series for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust's Board of Trustees or a vote of a majority of the outstanding voting securities of the Series at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Advisor at any time, without the payment of any penalty, upon giving the Sub-Advisor 60 days' notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Trust or the Advisor shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Series at the time outstanding and entitled to vote, or by the Sub-Advisor on 60 days' written notice (which notice may be waived by the Trust and the Advisor), and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)

      11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

      12. Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Series.

      13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

      14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.


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

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

                                          BLACKROCK ADVISORS, LLC

                                          By: __________________________________
                                              Name:  Donald C. Burke
                                              Title: Managing Director

                                          BLACKROCK INTERNATIONAL LIMITED

                                          By: __________________________________
                                              Name:  Nicholas Hall
                                              Title: Managing Director

AGREED AND ACCEPTED
as of the date first set forth above

GLOBAL FINANCIAL SERVICES MASTER LLC

By: __________________________________
Name:  Donald C. Burke
Title: Chief Executive Officer and President

                                    Exhibit A

Name of Series

Global Financial Services Portfolio

                                   Schedule A

                           Sub-Investment Advisory Fee

Global Financial Services Portfolio

37% of the monthly advisory fee received by the Advisor from the Series.

                INFORMATION ON BLACKROCK'S ORDER EXECUTION POLICY

Background

The EU Markets in Financial Instruments Directive (MiFID) came into force on 1st November 2007. One aspect of the legislation is that BlackRock is required to take all reasonable steps to obtain the best possible result when dealing for its clients, taking into account the execution factors referred to below. This is often referred to as "best execution". Importantly, BlackRock is required to establish and implement an order execution policy that demonstrates how it seeks to obtain the best possible result in accordance with that obligation.

The purpose of this document is to provide Customers with a summary of BlackRock's order execution policy.

This document covers all BlackRock entities resident within the European Economic Area (EEA) that execute orders, place orders with, or transmit orders to, other entities for execution. These are set out in more detail in the Glossary.

Generally all orders and executions of equity instruments and foreign exchange are managed by centralized, specialized dealing desks. Fixed income trades are executed by portfolio managers or, in some cases, through specialized dealing desks. The dealers are recognized as a significant part of the investment process and BlackRock seeks to harness their dealing expertise to optimize investment performance.

Execution Factors

Subject to any specific instructions that BlackRock receives, BlackRock takes into account a range of factors in deciding where to execute deals in order to obtain the best possible result for Customers. BlackRock dealers and portfolio managers who place deals (referred to for this purpose collectively as dealers) will determine the relative importance of a range of sometimes conflicting factors by using their experience in the particular financial instruments and markets being traded. Generally the most important factor that the dealers take into account is the price of the financial instrument being traded, along with any associated execution costs - the total consideration for the trade.

The diversity of the markets, the types of instruments BlackRock trades and the kind of orders BlackRock places means that BlackRock often takes into account a variety of factors in addition to the total consideration of the trade. These other factors may include speed, likelihood of execution and settlement, the size and nature of the order and market impact.

In some markets, price volatility may mean that the timeliness of execution is a key factor, whereas in other markets or instruments that have low liquidity, it


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

may be the mere ability to execute the trade that is a key factor. In other cases, BlackRock's choice of venue may be limited (even to the fact that there may only be one platform/ market upon which BlackRock can execute Customers orders) because of the nature of the trade.

For some types of financial  instruments such as  over-the-counter  transactions
there  is  no  formalized   market  or  settlement   infrastructure,   which  is
particularly relevant for certain fixed income and derivative trades.

Execution Criteria

When executing a deal, BlackRock will take into account a number of criteria for determining the relative importance of the execution factors noted above. These include a Customer's status, either as a Retail client or as a Professional client, the nature of the order, the characteristics of the financial instruments that are the subject of that order and the characteristics of the execution venues to which that order can be directed.

Choice of Venue

BlackRock will take all reasonable steps to select venues that it believes are most likely to provide the best result in the execution of orders. These venues are generally accessed via brokers and include Regulated Markets such as the London Stock Exchange, Multilateral Trading Facilities (MTFs) and electronic communication networks (ECNs). Please see the Glossary for more information. Where permitted, BlackRock may match buy and sell orders of stock between Customers either through internal crossing arrangements or via ECNs in order to minimize broker commission and market impact. BlackRock may also undertake programmed trades where there is an appropriate basket of stocks to trade in order to reduce overall transaction costs. In certain circumstances BlackRock may execute trades outside of a Regulated Market or MTF.

To enable the dealers to assess the appropriate venue, they have access to several sources of price information and news including Reuters and Bloomberg, and receive indications of interest, quotes and information on market flow and liquidity from brokers. This access to information is designed to allow dealers to obtain the best possible result for BlackRock's Customers. BlackRock also take steps to ensure that it does not structure or charge commissions in such a way as to discriminate unfairly between execution venues.

More detailed information about the execution venues that BlackRock uses for specific financial instruments is available on request.

Specific Instructions

BlackRock are not required to take the steps mentioned above when placing an order with, or transmitting an order to, another entity for execution to the extent that BlackRock is following specific instructions from a Customer. Customers should be aware that any specific instruction given regarding the execution of orders may prevent BlackRock from taking the steps that it has designed and implemented in its execution policy to obtain the best possible result in respect of the elements covered by those instructions.

Where a Customer's instructions relate only to part of an order, BlackRock will continue to apply its execution policy to those aspects not covered by the instruction.


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

Review

BlackRock will review its order execution policy and order execution arrangements on an annual basis, as well as whenever a material change occurs that affects its ability to continue to obtain the best possible result for its Customers. BlackRock will notify Customers of any material change to its order execution policy and order execution arrangements.

Consent to the Order Execution Policy

For a financial instrument admitted to trading on a Regulated Market or MTF, BlackRock are required to obtain a Customer's prior express consent before it executes an order in such instrument outside of a Regulated Market or MTF. This allows BlackRock greater choice in the venues that it can use to execute orders, and therefore restricting the execution of orders to Regulated Markets and MTFs may have a detrimental effect on the quality of the execution that is provided. Executing orders off-exchange though may provide less regulatory protection than dealing on a Regulated Market or MTF.

Glossary

BlackRock - any BlackRock legal entity resident in the EEA (or branch thereof) or branch of a non-EEA BlackRock legal entity resident in the EEA, from which investment services are provided to clients including, but not restricted to, BlackRock Investment Management (UK) Limited, BlackRock Asset Management UK Limited, BlackRock Investment Management International Limited, BlackRock International Limited and BlackRock (Netherlands) B.V.

Bid/ ask spreads - the difference between the market price quotations, for buying and selling particular securities.

Electronic Communication Networks ("ECN") - an electronic execution venue for fund managers that enables them to match buying and selling orders in securities directly with other fund managers. Commissions are typically lower, while market impact and bid/ ask spreads are removed altogether.

Financial instruments - the list of financial instruments set out in Annex 1 Section C of MiFID, as amended from time to time. These include, for example, equity and fixed income securities, money market instruments, units in pooled funds, derivatives and contracts for differences.

Internal crossing - a manager's decision to match a selling order of one client with a buying order of another client without placing the order through the market, thereby saving both clients the cost of the bid/ ask spread and broker commissions.


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

MiFID - the Markets in Financial Instruments Directive (2004/39/EC), a European Union Directive that forms part of the EU's Financial Services Action Plan, which is the EU's ongoing initiative to improve the single market in financial services.

Multilateral Trading Facility ("MTF") - a system, operated by an investment firm or a market operator, which brings together multiple third-party buying and selling interests in financial instruments.

Programmed trades - bulk trades for multiple securities placed through a single broker at a significantly reduced commission rate.

Regulated Market - a multilateral system operated and/ or managed by an authorized market operator, which brings together (or facilitates the bringing together of) multiple third-party buying and selling interests in financial instruments.


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